SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this "Agreement"), effective as of January I, 2016, by and among Rank Group Limited, a corporation organized under the laws of New Zealand ("RGL" or the "Service Provider"); and Reynolds Group Holdings Limited, a corporation organized under the laws of New Zealand ("RGHL" and together with its subsidiaries, the "Reynolds Group") (the "Service Recipient").

WHEREAS, RGL is a corporation organized under the laws of New Zealand, and is directly owned by Graeme Richard Hart ("Mr. Hait");

WHEREAS, the Service Recipient operates through various subsidiaries and is indirectly owned by Mr. Hart;

WHEREAS, the Service Recipient is seeking assistance, including for certain of its subsidiaries, with respect to certain categories of management services;

WHEREAS, the Service Provider desires to provide, either directly or through certain of its subsidiaries or affiliates (in its sole discretion), certain categories of management services to the Service Recipient (and to its subsidiaries);

WHEREAS, the Service Provider has the requisite knowledge and expertise to provide such management services; and

WHEREAS, the parties wish to enter into this Agreement to specify the terms on which the Services ( defined below) will be provided.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the patties agree as follows:

Section I. SERVICE PROVIDER'S DUTIES AND RESPONSIBILITIES

1.1 The Service Recipient hereby hires the Service Provider to render, and the Service Provider hereby agrees to render, the management services described in Exhibit A (the "Services"). The Services will be provided by either the Service Provider's or any of its affiliates' personnel, or by third parties contracted by the Service Provider in a manner that most efficiently meets the needs of the Service Recipient, which in each case will be determined by the Service Provider in its sole discretion.

1.2 In no event will the Service Provider by liable to the Service Recipient for any financial loss to the Service Recipient in connection with the provision of Services under this Agreement.

Section 2. SERVICE FEE AND PAYMENT

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2 .1 The Service Provider will charge the Service Recipient, and the Service Recipient will pay the Service Provider, an arm's length service fee for the Services provided, which shall be equal to the amount determined in accordance with Exhibit B.

2.2 The costs incurred by the Service Provider in providing the Services under this Agreement will be calculated using a generally accepted cost accounting system and will be based on actual direct and indirect costs incurred by the Service Provider's or any of its affiliates' personnel or costs incurred by third parties contracted by the Service Provider.

2.3 All payments made by the Service Recipient under this Agreement will be in U.S. dollars net of any deduction or withholding for any and all Taxes (defined below) imposed on any party by the local taxing authority,

2 .4 The Service Provider will invoice the Service Recipient for Services provided plus reimbursement of out of pocket expenses annually in arrears, Each such invoice shall be payable upon receipt by the applicable Service Recipient. Interest will be charged on past due unpaid balances in the amount of the maximum interest rate per month legally permitted under the jurisdiction of the Service Recipient.

2.5 The parties have established this Agreement with the intent to satisfy the arm's length standard under local law. The parties intend to maintain contemporaneous documentation to support the determination of the service fee under this Agreement. In the event that the local taxing authority of any patty makes an adjustment to any intercompany transaction and the local patty has used its best efforts to resolve the matter, the parties hereby mutually agree that each is contractually bound to reimburse the other an amount equal to any fmal transfer pricing adjustment determined by said local taxing authority regarding the intercompany transactions at issue. This adjustment includes interest, penalty and any other additions to tax. Any reimbursement under this provision is to be made regardless of any local tax authority or tax treaty procedural matters relating to this Agreement.

2.6 The Service Provider will maintain corporate records that adequately support the invoices that it submitted to the Service Recipient and will make available such corporate records to the Service Recipient upon reasonable request.

Section 3. TERM OF AGREEMENT AND TERMINATION

3 .1 The initial term of this Agreement will commence as of the date set forth above and will continue until December 31, 2016 (the "Initial Tetm"). This Agreement will automatically renew thereafter in force for subsequent one year terms ( expiring December 31) ( each, a "Tetm") unless such patty notifies the other patties in writing 30 days before the expiration of the Initial Term or such Term.

3 .2 The patties agree that the terms of this Agreement accurately reflect the conduct of the patties since the effective date.

parties.

3 .3 This Agreement may be terminated by mutual agreement in writing by both

3 .4 The Service Provider may terminate this Agreement (i) immediately and without notice if the Service Recipient is declared insolvent or bankrupt, makes a general assignment for the benefit of creditors, or if a petition for bankruptcy, reorganization or liquidation is filed against it or (ii) 30 days after notice of a material breach of this Agreement to the Service Recipient if such material breach is not cured during such 30 day period.

3 .5 The Service Recipient may terminate this Agreement (i) immediately and without notice if the Service Provider is declared insolvent or bankrupt, makes a general assignment for the benefit of creditors, or if a petition for bankruptcy, reorganization or liquidation is filed against it or (ii) 30 days after notice of a material breach of this Agreement to the Service Provider if such material breach is not cured during such 30 day period,

3 .6 With respect to the Service Provider or Service Recipient, this Agreement shall terminate immediately and without notice if there is a change in the ownership or control of the Service Provider or the Service Recipient such that the Service Provider or Service Recipient is no longer wholly-owned directly or indirectly by Mr. Hart,

Section 4. TAXES

4.1 The term "Taxes" will mean any and all present and future levies, imposts, duties, deductions, charges, or withholdings and all liabilities with respect thereto imposed on either party by applicable tax authorities.

4.2 If the paying party is required by applicable law to deduct any Taxes from or in respect of any sum payable under or in respect of this Agreement to the other party (i) the paying party shall make such deductions, and (ii) the paying party shall pay the full amount deducted to the relevant taxing authorities in accordance with the requirements of applicable law.

4.3 In addition, the paying party agrees to pay any present or future stamp, recording, documentary, excise, property or similar tax, charge or levy that arise from any payments made under or in respect of this Agreement.

Section 5. CONFIDENTIALITY

Each party agrees to keep confidential all business secrets and information provided or received by it under this Agreement.

Section 6. INDEPENDENT CONTRACTOR

The Service Provider's status will be that of an independent contractor. The Service Provider will not hold itself out as an employee, agent, representative or partner of, or joint venturer with, the Service Recipient by virtue of this Agreement ( or the Services to be provided hereunder).

Section 7. MISCELLANEOUS

7.1 Notice. All notices, requests, demands and other communications provided for herein will be deemed to have been given at the time delivered to a recognized international express courier or when sent by registered mail, return receipt requested, or by cablegram, telex or facsimile duly acknowledged, to such parties at the addresses for their principal office indicated above or to such other address as the party to who notice is to be given may have furnished to the other party in writing.

7 .2 Waiver. Any waiver by either party of a breach of any term or condition of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other term or condition hereof.

7 .3 Severabilitv. In the event that any of the provisions of this Agreement should be void or unenforceable, the other parts of this Agreement shall continue in full force and effect. The parties shall substitute the void or unenforceable provision with a valid provision with the same or substantially the same economic effects.

7.4 Governing Law. This Agreement will be governed by the laws of New Zealand and will be construed in accordance with said laws.

7 .5 Dispute Resolution. Any claim or dispute arising under this Agreement will be amicably settled if possible by mutual consent. hi the event of failure to settle such claim or dispute, the matter will be submitted to, and settled by, the RGL Chief Financial Officer.

7 .6 Subsequent Parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective successors, assigns, parents, subsidiaries or otherwise related or affiliated company(s).

7 .7 Assignment. No assignment or other transfer or rights or obligations set forth herein may be made by the Service Provider without the prior written consent of the Service Recipient. No assignment or other transfer or rights or obligations set forth herein may be made by the Service Recipient without the prior written consent of the Service Provider.

7 .8 Headings. The section headings of this Agreement are for convenience only and will not be deemed to affect in any way the meaning of the provisions to which they refer.

7 .9 Entire Agreement. This Agreement represents the entire agreement between the patties and all prior assertions, understandings, warranties and representations are merged herein. It is a final integrated agreement which includes all the terms, conditions and representations between the parties, and the parties make no warranties, covenants or agreements, express or implied, except those expressly set forth herein.

7.10 Amendment or Modification. This Agreement may be modified or amended only by a written document signed by each party to this Agreement.

7.11 Counteipa1ts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

[Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

SERVICE PROVIDER

Rank Group Limited

By:    /s/ Greg Cole
Name: Greg Cole
Director
22 December 2016

SERVICE PROVIDER

Reynolds Group Holdings Limited

By:    /s/ Greg Cole
Name: Greg Cole
Director
22 December 2016

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